UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 17, 2022

TRxADE HEALTH, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-39199	46-3673928
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2420 Brunello Trace Lutz, Florida	33558
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 800-261-0281

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 Par Value Per Share	MEDS	The NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed in the Current Report on Form 8-K, filed by TRxADE HEALTH, INC. (the “Company”) with the Securities and Exchange Commission (the “Commission” or the “SEC”) on August 1, 2022, on July 29, 2022, the Company received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it was not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) (the “Rule”) requires companies listed on the Nasdaq Capital Market to maintain stockholders’ equity of at least $2,500,000. In the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, the Company reported stockholders’ equity of $1,804,533, which is below the minimum stockholders’ equity required for continued listing pursuant to the Rule. Additionally, the Company does not meet the alternative Nasdaq continued listing standards under Nasdaq Listing Rules.

Nasdaq provided the Company until September 12, 2022 to submit to Nasdaq a plan to regain compliance. We submitted the plan to regain compliance in a timely manner, and on October 17, 2022, Nasdaq advised the Company that it has determined to grant the Company an extension to regain compliance with the Rule.

The terms of the extension are as follows: on or before January 25, 2023, the Company must complete certain contemplated transactions which the Company has advised Nasdaq will allow it to re-meet the requirements of the Rule (including the public sale of $1.75 million of common stock (or pre-funded warrants), which transaction was completed on October 7, 2022), and opt for one of the two following alternatives to evidence compliance with the Rule: Alternative 1, completion of a transaction or event that enabled the Company to satisfy the stockholders’ equity requirement for continued listing, and disclosure of that event, along with certain other information, in a public filing with the SEC, including that as of the date of the report, the Company believes it has regained compliance with the stockholders’ equity requirement and a disclosure stating that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement; or Alternative 2, completion of a transaction or event that enabled the Company to satisfy the stockholders’ equity requirement for continued listing, and disclosure of that event, along with certain other information, in a public filing with the SEC, including pro forma adjustments and a pro forma balance sheet must evidence compliance with the Rule, and disclosure that the Company believes it has regained compliance with the stockholders’ equity requirement and a disclosure stating that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement. Additionally, in either case the Company is required to disclose that if at the time of its next periodic report, the Company does not evidence compliance, that it may be subject to delisting.

Regardless of which alternative the Company chooses, if the Company fails to evidence compliance upon filing its next periodic report with the SEC and Nasdaq, the Company may be subject to delisting. In the event the Company does not satisfy these terms, Nasdaq will provide written notification that its securities will be delisted. At that time, the Company may appeal Nasdaq’s determination to a Hearings Panel.

We are currently in the process of accounting for the transactions related to the recent sale of $1.75 million in shares of common stock and pre-funded warrants, and concurrent private placement of warrants to purchase up to 2,663,045 shares of common stock, which may result in us regaining compliance with the Rule; however, we may not be in compliance with the Rule even after the offering.   Separately, the Company is continuing to pursue various other potential courses of action to regain compliance with the Rule. The Company is confident that it can regain compliance with Nasdaq’s minimum stockholders’ equity standard within the timeframe set forth above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRxADE HEALTH, INC.

Date: October 19, 2022	By:	/s/ Suren Ajjarapu
	Name:	Suren Ajjarapu
	Title:	Chief Executive Officer